UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  March 9, 2009

ISONICS CORPORATION

(Name of small business issuer as specified in its charter)

California	001-12531	77-0338561
State of	Commission File	IRS Employer
Incorporation	Number	Identification No.

535 8th Avenue, 3rd Floor, New York, NY 10018-2491

Address of principal executive offices

(212) 356-7400

Telephone number, including

Area code

Not applicable
Former name or former address if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐         Written communications pursuant to Rule 425 under the Securities Act

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 2.04 — Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As more fully described in Item 8.01 below on March 9, 2009 Isonics Corporation (the “Company”) filed a certification on Form 15 with the Securities and Exchange Commission to immediately suspend its reporting obligations under the 1934 Act.  This may cause the Company’s common stock to cease being quoted on the OTC Bulletin Board.  Under the terms of the debentures issued by the Company in May, June, and November 2006 and in April 2007 having a cumulative face amount of $18 million, the holder may declare an event of default if our common stock is not listed or quoted on certain national stock exchanges or the OTC Bulletin Board.   Upon the occurrence of an event of default, and after expiration of any applicable cure period, the holder of the debentures may at its option declare the full amount owed under the debentures immediately due and payable.  The current outstanding balance of the debentures including accrued interest is in excess of $22 million.  Although the creditor has orally approved the filing of the Form 15, the Company has not received any specific waiver of the terms of the debentures prohibiting such act.

Item 8.01   Other Events.

On March 9, 2009, the Company filed a certification on Form 15 with the Securities and Exchange Commission.  The effect of filing the Form 15 is to immediately suspend the Company’s reporting obligations under the Securities Exchange Act of 1934.  As a result, the Company does not expect to be filing its quarterly report for the quarter ended January 31, 2009, its annual report on Form 10-K for the fiscal year ending April 30, 2009 or subsequent reports.  Inasmuch as maintaining 1934 Act reporting obligations is a condition for continued quotation on the OTC Bulletin Board, the OTC Bulletin Board may stop quoting the Company’s common stock. However, we anticipate that our common stock will be eligible for quotation on the pink sheets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 9th day of March 2009.

Isonics Corporation

By:	/s/ Chris Toffales
Chris Toffales, Chief Executive Officer